Contact:
Rolf Gatlin
Public Relations
210.308.1268
rmgatlin@usfunds.com

                                                           For Immediate Release

           U.S. Global Investors EPS Doubles and Revenues Grow 52% for
                             the Third Quarter, YoY
    ************************************************************************

SAN ANTONIO - May 16, 2005 - U.S. Global Investors, Inc. (NASDAQ: GROW) (the Company), a registered investment advisory firm, announced it posted net income for the quarter ended March 31, 2005, of approximately $450,000, or $0.06 net income per share, unaudited, compared to a net income of approximately $240,000, or $0.03 net income per share, unaudited, for the comparable period last year.

Revenues for the quarter ended March 31, 2005, increased 52 percent to $4,885,699 compared to $3,216,977 for the quarter ended March 31, 2004, and increased 19 percent compared to the previous quarter ending December 31, 2004.

"This increase is a combination of our relative investment performance and commodity-based asset classes outperforming the general equity market," says Chief Executive Officer Frank Holmes. "Also, we noted that resource-based assets, in particular energy, have been winning respect from Wall Street as an asset class to overweight in a diversified portfolio."

"Strong asset flows and new shareholder accounts have offset what is historically our most challenging quarter, partially due to the annual purging of closed accounts that typically causes our transfer agency fees to drop during this period," says Mr. Holmes.

Assets under management increased to a record $2.2 billion as of March 31, 2005. During the three-month period ended March 31, 2005, mutual fund assets under management averaged $2.01 billion versus $1.54 billion for the same period ended March 31, 2004, and $1.67 billion for the previous quarter ended December 31, 2004. These favorable trends were primarily due to significant increases in foreign equity and natural resource funds under the Company's management. In addition to hitting a record high in assets under management during the quarter, the Company began advising the newly launched Global Emerging Markets Fund (GEMFX) in February.

Expenses for the quarter ended March 31, 2005, were approximately $1.29 million higher than the quarter ended March 31, 2004, and approximately $660,000 higher than the quarter ended December 31, 2004.

"One of our larger increases in expenses was the fees associated with the distribution costs from various mutual fund platforms like Schwab, Fidelity and Pershing," says Mr. Holmes. "However, we understand the importance of these distribution channels and are encouraged and pleased with the success our products have had through them. As assets grow through these platforms, so do expenses."

Current assets increased by approximately $1.3 million during the quarter ended March 31, 2005. In addition, the Company invested $620,000 in its own funds during the quarter ended March 31, 2005. These investments are included in trading securities as part of current assets and reported at fair value on the Consolidated Balance Sheets.

Generally accepted accounting principles (GAAP) require that holding gains and losses on securities, which are categorized as trading, be reflected in earnings. The trading securities held by the Company declined during the quarter, which lowered reported earnings by $0.01 per share. Had the Company's unrealized losses on trading securities been excluded, net income would have been higher.The accounting for securities held by the Company is discussed in greater detail in the Form 10-Q on pages 5, 6 and 13.

The following table, which includes non-GAAP earnings per share measures and reconciliations to GAAP earnings per share, provides an additional meaningful perspective regarding underlying trends of the business. It also provides a comparison of historical information that excludes the holding gains and losses on trading securities that impact overall comparability. Unrealized gains and losses on trading securities are not representative of results from the fundamental core operations of the Company. The presentation of this information is not intended to be considered in isolation or as a substitute for GAAP financial measures.


------------------------------------------------------------------------------------------------------------------------------
                                              Financial Highlights (Unaudited)
                                                 U.S. Global Investors, Inc.
------------------------------------------------------------------------------------------------------------------------------
                                                                                    Quarter Ended
                                                           March 31, 2005       December 31, 2004         March 31, 2004
                                                           --------------       -----------------         --------------

Total Revenues                                              $   4,885,699           $    4,105,898          $   3,216,977
Total Expenses                                                  4,155,139                3,495,481              2,869,649
Tax Expense                                                       281,649                  203,230                107,431
Net Income, as reported                                           448,911                  407,187                239,897
Basic and Diluted Net Income Per Share, as reported                  0.06                     0.05                   0.03
Non-GAAP reconciliation:
Exclude:
Unrealized gains (losses) on trading securities                   (79,920)                  42,376               (224,381)
Tax effected at 34%                                                27,173                  (14,408)                76,290
Non-GAAP Net income                                               501,658                  379,219                387,988
Non-GAAP Basic and Diluted Net Income Per Share             $        0.07           $         0.05          $        0.05
Basic Weighted Average                                          7,481,600                7,480,792              7,468,496
 Shares Outstanding
Diluted Weighted Average                                        7,577,374                7,546,380              7,551,696
 Shares Outstanding
Mutual Fund Average Assets under Management                 $        2.01           $         1.67          $        1.54
($ in billions)
------------------------------------------------------------------------------------------------------------------------------


About U.S. Global Investors, Inc.

U.S. Global Investors, Inc. is a registered investment adviser with a focus on profitable niche markets around the world. Headquartered in San Antonio, Texas, the company offers financial solutions and provides transfer agency and other services to U.S. Global Investors Funds and U.S. Global Accolade Funds. The groups consist of 13 no-load mutual funds that invest in a variety of investment options, from emerging markets to money markets. For more information about U.S. Global Investors and a prospectus for any of our funds, visit us online at www.usfunds.com, or call 1-800-US-FUNDS.

Please consider carefully the fund's investment objectives, risks, charges and expenses. For this and other important information, obtain a fund prospectus by visiting www.usfunds.com or by calling 1-800-US-FUNDS (1-800-873-8637). Read it carefully before investing. Distributed by U.S. Global Brokerage, Inc.

This news release may include certain "forward-looking statements" including statements relating to revenues, expenses, and expectations regarding market conditions. These statements involve certain risks and uncertainties. There can be no assurance that such statements will prove accurate and actual results and future events could differ materially from those anticipated in such statements. Foreign and emerging market investing involves special risks such as currency fluctuation and less public disclosure, as well as economic and political risk.